I.	CODE OF ETHICS

Benefit Street Partners L.L.C. (together with its affiliated management companies and its and their subsidiaries, “Benefit Street” or the “Firm”),1 has adopted the policies and procedures (as they may be amended from time to time, the “Policies”) set forth in this policies and procedures manual (the “Manual”) and implemented a compliance program intended to ensure that all Supervised Persons of the Firm obey the law and conduct themselves ethically.2

The Firm, as a registered investment adviser with the SEC and as investment manager or sub-adviser to BDCs and/or the Registered Funds, has adopted this code of ethics (“Code of Ethics”) as required by Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act, respectively, to set forth standards of business conduct that the Firm expects of persons employed by, working with the Firm and others designated by the Chief Compliance Officer. The Firm, as an investment adviser, has a fiduciary duty to act in the best interest of its Clients. The Firm’s reputation for integrity, honesty and openness is essential to its continued business success.

All Firm personnel are required to comply with applicable Federal Securities Laws and report violations of the rules set out in the Code of Ethics promptly to the Chief Compliance Officer. The Chief Compliance Officer shall provide you with a copy of this Code of Ethics which is contained in the Firm’s Manual and any amendments. You are expected to read and understand all requirements and procedures of the Code of Ethics. In fact, you will be required to sign and return a certification acknowledging your receipt of the Code of Ethics (and any amendment thereto). A form of Certification of Receipt of Compliance Policies and Procedures Manual (including the Personal Transaction Policies) and Compliance Acknowledgement Form is attached as Item 1 at the end of the Manual. The Management of the Firm and the Chief Compliance Officer will review the terms and provisions of the Code of Ethics at least annually and make amendments as necessary.

We expect our Supervised Persons to put the interest of Clients first and foremost in their business dealings and day-to-day activities. Each Supervised Person is expected to conduct himself or herself in accordance with such standards at all times, and to deal honestly and fairly with all persons with whom he or she has contact. It is generally improper for the Firm or persons covered by the Code of Ethics to (i) use for their own benefit (or the benefit of anyone other than a Client) information about the Firm’s trading or investment recommendations for a Client or (ii) take advantage of investment opportunities that would otherwise be available for a Client.

[5]	“Benefit Street” or the “Firm” shall not include the Firm Advisory Affiliates for purposes of this Manual but shall include, without limitation, BDCA Adviser, LLC. Employees of the Firm Advisory Affiliates should refer to the applicable firm’s Compliance Policies and Procedures Manual.

[6]	A “Supervised Person” means the Firm’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control. The partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees of Benefit Street Partners CRE Conduit Company L.P. (or any of its wholly owned subsidiaries) (the “Conduit”), as well as any other persons who provide advice on behalf of the Conduit and are subject to the Conduit’s supervision and control, are also deemed to be Supervised Persons under this Manual. Except where otherwise indicated, for all purposes of this Manual the term “employee” and the term “supervised person” shall be deemed to include consultants to the Firm or the Conduit and any other non-employees of the Firm or the Conduit stationed in the Firm’s offices to whom copies of this Manual have been provided. Except where otherwise indicated, the Policies set forth in this Manual extend to all employees of Benefit Street or the Conduit: both investment and administrative personnel, both full-time and part-time employees, and both U.S. and non-U.S. employees.

If you have any doubt or uncertainty about how to react to a particular circumstance or concern, contact Alexander H. McMillan who is designated as the Chief Compliance Officer of the Firm.3 Please do not guess at the answer. Mr. McMillan is based in New York and can be reached by telephone at extension 76712, (212) 588-6712 or by e-mail at a.mcmillan@benefitstreetpartners.com.

Additionally, you should be aware that the Firm expects all persons covered by the Code of Ethics to comply with the spirit of the Code of Ethics, as well as the specific rules contained in the Code of Ethics. Technical compliance with the requirements set forth in this Code of Ethics and the Manual will not insulate you from scrutiny for any actions that create the appearance of a violation. You should also be aware that violations of either the letter or the spirit of the policies and procedures in this Code of Ethics and the Manual will be treated with the utmost seriousness and may result in penalties being imposed at the discretion of the Firm, including but not limited to cancellation of an offending trade (with any resulting loss charged to you and any profits forfeited to the Firm, a charity or our Clients), imposition of penalties or fines, reduction of your compensation, a letter of censure or reprimand, referrals to regulatory and self-regulatory bodies, suspension, substantial changes in duties and responsibilities, suspension and dismissal, or any combination of the foregoing. Violations may also result in civil or criminal proceedings and penalties. In addition, the Firm may, in its sole and absolute discretion, suspend or revoke your personal trading privileges. Supervised Persons may also be placed on paid or unpaid leave pending any investigation into whether these policies and procedures have been violated.

Improper trading activity can constitute a violation of the Code of Ethics. You can also violate the Code of Ethics by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate the Code of Ethics even if neither any Client nor the Firm is harmed by your conduct.

A.	Definitions

All capitalized terms used in this Code of Ethics have the meanings set forth in this Code of Ethics and below. You should note that some of these terms (such as “beneficial interest”) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings.

1.	“Automatic Investment Plan”

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

[3]	References herein to the “Chief Compliance Officer” refer to either Mr. McMillan in his capacity as the Firm’s Chief Compliance Officer or his designee for such purpose.

2.	“Beneficial Interest”

The term “Beneficial Interest” is interpreted in the same manner as it would be in determining whether a person has beneficial ownership pursuant to the provisions of Section 16 of the Exchange Act, and the rules and regulations thereunder. Beneficial Interest is a very broad concept. This definition means that a Supervised Person should consider himself or herself to have a Beneficial Interest in any Covered Securities in which he or she, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect economic or pecuniary interest.4 In addition to any of the foregoing, a Supervised Person should consider himself or herself to have a Beneficial Interest in Covered Securities held by members of his/her Family/Household. Beneficial Interest also includes any interest that arises as a result of:

●	Covered Securities being held in such a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts;

●	a partnership interest in a general or limited partnership (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account);

●	a right to dividends that is separated or separable from the underlying Covered Security;

●	a right to acquire equity securities through the exercise or conversion of any derivative on a Covered Security (whether or not presently exercisable or convertible);

●	Covered Securities in a person’s individual retirement account;

●	Covered Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account;

●	Covered Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) the trustee of a trust and his or her family members are beneficiaries of such trust;

●	Covered Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account);

●	Covered Securities owned by an investment club in which the person participates;

●	Covered Securities that are being managed for a person’s benefit by an investment adviser, broker, bank, trust company or other manager, unless (i) the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account, or (ii) the securities are held in a Discretionary Account; and

[8]	Pecuniary interest includes the opportunity, directly or indirectly, to share in any profit derived from a transaction in the securities.

●	Certain performance related advisory fees (other than an asset based fee).

Please note that you are not deemed to have a Beneficial Interest in portfolio securities held by an investment company registered under the Investment Company Act or in a public utility holding company registered under the Public Utility Holding Company Act of 1935. You also are not deemed to have a Beneficial Interest in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (“529 Plans”) if neither the Firm nor a control affiliate of the Firm manages, distributes, markets, or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan.

This is not a complete list of the forms of ownership that could constitute a Beneficial Interest for purposes of the Code of Ethics. Supervised Persons should ask the Chief Compliance Officer if they have any questions or doubts at all about whether they or any member of their Family/Household would be considered to have a Beneficial Interest in any particular situation.

3.	“Client”

Any person or entity that the Firm provides investment advisory services to, including the Funds, any BDCs, the REIT, the Registered Funds and any separately managed accounts.

4.	“Covered Security”

A “Covered Security” means anything that is considered a “security” under Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act5, except:

●	Direct obligations of the U.S. Government;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	Shares of money market investment companies registered under the Investment Company Act;

●	Shares of open-end investment companies registered under the Investment Company Act (other than Reportable Funds and shares of exchange-traded funds (ETFs) registered as open-end investment companies, which are Covered Securities); and

[5]	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

●	Shares of unit investment trusts that invest exclusively in one or more open-end investment companies registered under the Investment Company Act, none of which are Reportable Funds.

The term “security” is extremely broad. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

●	options and futures on securities, on indexes and on currencies;

●	investments in all kinds of limited partnerships;

●	shares of closed-end investment companies registered under the Investment Company Act and BDCs;

●	investments in foreign unit trusts and foreign mutual funds; and

●	investments in hedge funds and private investment funds (including a Fund).

If you have any question or doubt about whether an investment is considered a Covered Security under the Code of Ethics, assume that the investment is a Covered Security and seek guidance from the Chief Compliance Officer. Do not guess.

5.	“Direct or Indirect Influence or Control” includes

●	Suggesting purchases or sales of investments to the trustee or third-party discretionary manager;

●	Directing purchases or sales of investments;

●	Consulting with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account; and

●	Discussions with the trustee or third-party discretionary manager concerning account holdings.

NOTE: Discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party discretionary manager simply summarizes, describes or explains account activity to an access person would not indicate “direct or indirect influence or control.”

6.	“Discretionary Account” means

A “Discretionary Account” is any trust or account over which a Supervised Person (or members of their Family/Household) does not exercise any Direct or Indirect Influence or Control, as explained in more detail below.

7.	“Family/Household”, includes:

●	A Supervised Person’s spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

●	A Supervised Person’s children under the age of 18;

●	A Supervised Person’s children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

●	Any of these people who live in a Supervised Person’s household: a Supervised Person’s stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

8.	“Federal Securities Laws”

The term “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

9.	“Funds”

The term “Fund” shall mean private investment partnerships, investment companies or the foreign investment vehicles advised by the Firm.

10.	“Initial Public Offering”

The term “Initial Public Offering” (or “IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

11.	“Personal Account”

The term “Personal Account” refers to any account (including any custody account, safekeeping account and any account maintained by an entity that may act as a broker or principal) in which a Supervised Person has any direct or indirect Beneficial Interest, including personal accounts and trusts for the benefit of such persons. Thus, the term “Personal Accounts” also includes among others:

(a)	Trusts for which the Supervised Person acts as trustee, executor or custodian;

(b)	Accounts of or for the benefit of the Supervised Person’s Family/Household; and

(c)	Accounts of or for the benefit of a person who receives material financial support from the Supervised Person.

12.	“Private Placement or Limited Offering”

The term “Private Placement or Limited Offering” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Sections 4(a)(2) or 4(a)(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

13.	“Reportable Fund”

Reportable Fund means (i) any fund (including a business development company) for which the Firm serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act (i.e., an adviser or sub-adviser of a registered investment company); or (ii) any such fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act (see Appendix B of Section XXXV (Compliance with Affiliate Transaction Restrictions) for the complete definition).

14.	“Supervised Person”

The term “Supervised Person” means the Firm’s and the Conduit’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the Firm and are subject to the Firm’s supervision and control. Except where otherwise indicated, for all purposes of this Code of Ethics the term “employee” and the term “Supervised Person” shall be deemed to include consultants to the Firm or the Conduit and any other non-employees of the Firm or the Conduit stationed in the Firm’s offices to whom copies of this Code of Ethics have been provided.

B.	Personal Securities Transaction Reporting Obligations

These policies and procedures apply to all Personal Accounts and Discretionary Accounts of a Supervised Person. The Firm requires that the Chief Compliance Officer regularly monitor all trading activity in a Supervised Person’s Personal Account or Discretionary Account. The Chief Compliance Officer of Providence Equity Partners L.L.C., or a designee, will monitor the activity in any Personal Account or Discretionary Account of the Chief Compliance Officer. The Chief Compliance Officer will review the Reports described in items B(1) and B(2) below submitted by persons other than the Chief Compliance Officer (the Reports described in items B(1) and B(2) of the Chief Compliance Officer will be submitted to and reviewed by the Chief Operating Officer). The Chief Compliance Officer will undertake to conduct the review and monitoring on a strictly confidential and carefully controlled basis (except to the extent disclosure is required under the Advisers Act or other applicable laws or regulations or any court order or other legal process). It is a condition of your employment or association with the Firm, however, that you disclose all of your Personal Accounts and Discretionary Accounts to the Chief Compliance Officer. This includes Personal Accounts that do not trade in Covered Securities (for example, IRA accounts that currently hold mutual fund investments), with the exception of personal savings or checking accounts that are not able to hold securities of any type. For purposes of these procedures where the activity involves the Personal Account, Discretionary Account, or trading of the Chief Compliance Officer, copies of any notice or report will be given to the Chief Compliance Officer of Providence Equity Partners L.L.C. and any permission or approval will be obtained from the Chief Compliance Officer of Providence Equity Partners L.L.C., or a designee.

NOTE: One of the most complicated parts of complying with this Code of Ethics is understanding what holdings, transactions and accounts a Supervised Person must report and what accounts are subject to trading restrictions. For example, accounts of certain members of a Supervised Person’s Family/Household are covered, as are certain categories of trust accounts, certain investment pools in which a Supervised Person might participate, and certain accounts that others may be managing for a Supervised Person. To be sure a Supervised Person understands what holdings, transactions and accounts are covered, it is essential that all Supervised Person’s carefully review the definitions of Covered Securities, Personal Account, Discretionary Account, Family/Household, and Beneficial Interest in the “Definitions” section of the Code of Ethics.

ALSO NOTE: A Supervised Person must file the reports described below, even if he/she has no holdings, transactions or accounts to list in the reports.

ALSO NOTE: Compliance with the following reporting requirements does not relieve you of any of your other obligations under the Code of Ethics, including the requirement that you seek pre-clearance of Private Placements or Limited Offerings and IPO transactions.

1.	Discretionary Accounts

If a Supervised Person (or any members of such Supervised Person’s Family/Household) has a Discretionary Account, such Supervised Person must complete the Discretionary Account Certification, attached hereto as Exhibit K, no later than 30 calendar days after such Supervised Person joins the Firm or otherwise becomes covered by the Code of Ethics, and annually thereafter. If a Supervised Person (or any members of such Supervised Person’s Family/Household) opens a Discretionary Account after such Supervised Person joins the Firm or otherwise becomes covered by the Code of Ethics, such Supervised Person must complete the Discretionary Account Certification no later than 30 calendar days after such Discretionary Account is opened. In addition, such Supervised Person must provide the Chief Compliance Officer with a copy of the agreement governing the Discretionary Account and obtain or facilitate the Firm’s obtaining of a certification from such Discretionary Account’s third party manager.

Based on the information received, the Chief Compliance Officer will determine initially and annually that such Supervised Person and members of his or her Family/Household do not have Direct or Indirect Influence or Control over the Discretionary Account.

Unless otherwise waived by the Chief Compliance Officer, until the requirements set forth in this section are complied with by a Supervised Person with regards to any of his or her accounts, such accounts will not be treated as Discretionary Accounts and will instead be treated as Personal Accounts.

2.	Reporting of Personal Accounts

The Initial and Annual Supervised Person Holdings Report and Account Disclosure Form attached to this Manual as Item 2 must be submitted to the Chief Compliance Officer. The Initial and Annual Supervised Person Holdings Report and Account Disclosure Form must be completed within 10 days of a person becoming a Supervised Person subject to this Code of Ethics (and annually thereafter on such date determined by the Chief Compliance Officer) and the information must be current as of a date no more than 45 days prior to the person becoming a Supervised Person or the date of any subsequent Annual Supervised Person Holdings Report and Account Disclosure Form.

The Initial and Annual Supervised Person Holdings Report and Account Disclosure Form should contain:

(a)	A list of or statements reflecting all Covered Securities (including, for example title and type of security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares or securities, and principal amount) in which the Supervised Person (or members of his/her Family/Household) has any direct or indirect Beneficial Interest;

(b)	The name of any broker, dealer or bank with which the Supervised Person or a member of his/her Family/Household maintains an account in which any securities (not just Covered Securities) are held for the direct or indirect benefit of the Supervised Person or a member of his/her Family/Household; and

(c)	The date the Supervised Person Holding Report and Account Disclosure Form is submitted by the Supervised Person.

For the avoidance of doubt, Supervised Persons are required to disclose all Personal Accounts regardless of whether such Personal Accounts currently contain or are expected to contain Covered Securities. The only exception to this rule is personal savings or checking accounts that are not able to hold securities of any type.

3.	Reporting of Transactions in Personal Accounts and Discretionary Accounts

Every Supervised Person must arrange for duplicate copies of all brokerage statements for his or her Personal Accounts and Discretionary Accounts to be sent at least once every three months at the end of each calendar year quarter (March 31st, June 30th, September 30th and December 31st) to the Chief Compliance Officer. It is the responsibility of each Supervised Person to ensure such duplicate copies are sent to the Chief Compliance Officer by mail, email or via PTCC; Compliance does not automatically receive duplicate statements without the Supervised Person initiating the process. The quarterly brokerage statements must be received by the Chief Compliance Officer within 30 days after the end of each quarter and must disclose the following information with respect to each transaction, to the extent applicable:

●	The title, type and amount of the Covered Security involved;

●	The ticker symbol or CUSIP number, as applicable, interest rate and maturity date, as applicable, the number of shares or securities, and principal amount of each Covered Security;

●	The date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

●	The price of the Covered Security at which the transaction was effected; and

●	The name of broker, dealer, or bank with or through which the transaction was effected.

The Chief Compliance Officer will review the brokerage statement or statements.

In addition, for each Covered Securities transaction in which a Supervised Person had or as a result of the transaction acquired a direct or indirect Beneficial Interest but which does not appear on a trade confirmation or brokerage statement submitted to the Chief Compliance Officer, or if the brokerage statement does not provide all the information required, the Supervised Person must provide to the Chief Compliance Officer the same information enumerated above (and the dates the Supervised Person submits the reports) within 30 days after the end of the calendar quarter during which the transaction occurred (a “Transaction Report”). You must attach to the Transaction Report copies of the transaction confirmation statements sent by the broker, dealer or bank, if any.

In addition, every Supervised Person must promptly (and in no event later than 30 days after the end of each calendar quarter) report to the Chief Compliance Officer the opening of any new Personal Account or Discretionary Account. Such report must contain, at a minimum, the following information:

●	The name of the broker, dealer or bank with whom the Supervised Person established the account;

●	The date the account was established; and

●	The date that the report is submitted by the Access Person.

Every calendar quarter, Supervised Persons must make certain certifications, the forms of which are attached hereto as Items 3 and 4.

A trade confirmation, brokerage statement or quarterly Transaction Report need not be filed for transactions effected pursuant to an Automatic Investment Plan.

NOTE: Merely furnishing a brokerage statement does not constitute compliance with the Code of Ethics’ transaction restrictions and prohibitions.

C.	Personal Investment Restrictions and Prohibitions

Supervised Persons and their Family/Household members may not purchase or sell for their Beneficial Interest, or otherwise cause another person or entity to purchase or sell, any Covered Securities or loans related to Covered Securities (excluding personal loans) without first obtaining the written or electronic approval of the Firm’s Chief Compliance Officer. Moreover, Supervised Persons may only engage in four trades of Covered Securities, or loans related thereto, per month absent a waiver from the Chief Compliance Officer. Subject to the limitations set forth in Section III.D regarding investments in a Private Placement or Limited Offering, the preclearance and number of trades per month requirements in this Section III.C shall not apply to (i) shares of ETFs that are not Reportable Funds, and (ii) index or currency options; provided, however, that shares of ETFs and index and currency options are otherwise considered “Covered Securities,” and the other requirements of this Code of Ethics, including the reporting requirements in Sections III.A and III.B, apply to shares of ETFs and index and currency options. These requirements are discussed further in Section XIV (Policy on Confidential and Other Non-Public Information and Personal Securities Transactions). In addition, Supervised Persons may only invest in BDCs, the REIT and/or closed-end funds advised by the Firm as a long-term investment. With respect to purchases or sales of shares of BDCs, the REIT or closed-end funds advised by the Firm, Supervised Persons are subject to a minimum six-month holding period, which means Supervised Persons may not sell any such shares within six months of purchasing them, or purchase such shares within six months of selling them. Any violation of this six-month holding period will require disgorgement of any profits. All such investments must be pre-approved by the Chief Compliance Officer.

Transactions that occur by operation of law or under any other circumstance in which neither Supervised Persons nor any member of their Family/Household exercises any Direct or Indirect Influence or Control over the account for which such transactions are made do not require pre-clearance. To qualify for an exemption from the pre-clearance requirement for transactions in accounts in which neither a Supervised Person nor any member of such Supervised Person’s Family/Household has any Direct or Indirect Influence or Control, Supervised Persons must comply with the requirements of Section III.B.1 above.

D.	Private Placement or Limited Offering Prohibition

Neither Supervised Persons nor any member of their Family/Household may directly or indirectly acquire any Beneficial Interest in any security in a Private Placement or Limited Offering, including the purchase of an interest in any Fund, except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason. For the avoidance of doubt, the Chief Compliance Officer will be deemed to have approved any Supervised Person’s acquisition of a Beneficial Interest in a Fund if the Chief Compliance Officer has been consulted about and has approved such acquisition in advance. If pre-clearance is obtained, it is valid until the private placement transaction closes.

E.	Initial Public Offering Prohibition

Neither Supervised Persons nor any member of their Family/Household may directly or indirectly acquire any Beneficial Ownership of any security issued in an Initial Public Offering, except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason.

F.	Reporting Violations

Supervised Persons are required to report any violation of the Code of Ethics to the Chief Compliance Officer. Any question concerning the applicability of the provisions of the Code of Ethics to a particular situation should be addressed to the Chief Compliance Officer.

G.	Client Accounts

By way of clarification, no Client account is prohibited by the Code of Ethics from purchasing or selling a Covered Security in which certain persons covered by the Code of Ethics might be deemed to have a Beneficial Interest.

H.	Additional Investment Restrictions

Supervised Persons should in particular refer to Section XIV (Policy on Confidential and Other Non-Public Information and Personal Securities Transactions) for additional investment restrictions and confidentiality requirements.

I.	Recordkeeping

Recordkeeping under the Code of Ethics requires that reports presented to the trustees/directors of a Fund pursuant to Rule 17j-1(c)(2)(ii) of the Investment Company Act that describe issues arising under the Code of Ethics and certify that procedures have been adopted to prevent Access Persons from violating the Code of Ethics must be maintained for a period of five years after the end of the fiscal year in which such report is made, provided that for the first two years such reports must be preserved in an easily accessible place.

J.	Summary Guide to Common Questions

The below is intended to provide a quick guide to common questions that have arisen with respect to the types of accounts and investment instruments that must be reported or pre-cleared, as the case may be. Please refer to the entirety of the Code of Ethics for a more complete explanation of reporting, pre-approval and related requirements.

Account Type	Account Reporting Required? Timing of Reporting	Statements Required?	Pre-Approval Required?	Additional Requirements
Checking account that cannot hold securities of any type	No	No	N/A
Savings account that cannot hold securities of any type	No	No	N/A
Discretionary	Yes; report within 30 days of (x) joining the firm or (y) opening the account	Yes	No	1. Employee certification 2. Broker certification 3. Copy of agreement with broker
Brokerage	Yes; report within 10 days of joining the firm or promptly upon opening the account	Yes	Depends on assets traded	Transaction reporting required if not through Automatic Investment Plan Duplicate brokerage statements must be provided to CCO at least every 3 months within 30 days of quarter end
Individual Retirement Account	Yes; report within 10 days of joining the firm or promptly upon opening the account	Yes	Depends on assets traded	Transaction reporting required if not through Automatic Investment Plan Duplicate brokerage statements must be provided to CCO at least every 3 months within 30 days of quarter end

Instrument Type	Account Reporting Required? Timing of Reporting	Statements Required?	Pre-Approval Required?	Additional Requirements
Unaffiliated ETF (e.g. SPDR)	Yes	Yes	No
Index options	Yes	Yes	No
Currency options	Yes	Yes	No
Commodities	Yes	Yes	No
Currency spreads	Yes	Yes	No
Security spreads	Yes	Yes	Yes
Hedge fund or private investment fund interests	Yes	Yes	Yes	Note – if a transaction does not appear on a brokerage statement, Supervised Person must provide transaction reporting information to CCO directly, within 30 days of quarter end in calendar quarter in which transaction occurred.
BDC or closed end fund	Yes	Yes	Yes	If advised by affiliate, may be held for long term investment only; 6 month minimum hold
IPO	Yes	Yes	Yes
US Mutual Fund Interests that are not affiliated with the Adviser	Yes	Yes	No